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Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-24669, 33-93540, 333-51623, 333-93923, 333-83781, 333-75704, and 333-60436
of Summit Properties Inc. on Form S-3 and Registration Statement Nos. 33-88202, 333-78, and 333-79897 of Summit Properties Inc. on Form S-8, of our report dated January 30, 2003 (except for the eleventh paragraph of Note 8 and Note 18, as to which the date is March 5, 2003) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, appearing in this Annual Report on Form 10-K of Summit Properties Inc. for the year ended December 31, 2002.


/S/ Deloitte & Touche LLP
March 14, 2003
Charlotte, North Carolina